Exhibit (a)(3)

Form of E-mail to be sent to eligible employees upon commencement of the offer from Human Resources
Department of RADVISION Ltd.

Dear Employee,

Further to Boaz Raviv’s e-mail of today in connection with the share option exchange program, attached are electronic copies of the offer documents that you will soon be receiving in hard copies via mail or hand delivery. The only document not attached to this e-mail is the document detailing your own personal current stock option status, which will be provided to you in hard copy form only.

The stock option exchange program is being made under the terms and subject to the conditions of the Offer to Exchange Outstanding Share Options (the “Offer to Exchange”) and the related election form and notice of withdrawal form, all of which are attached to this e-mail.

You should read all of these documents carefully before you decide whether to participate in the offer. Participation is completely voluntary. Participating in the offer involves risks that are discussed in the Offer to Exchange. We recommend that you speak with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the share option exchange program. If you choose not to participate, you will retain your current options under their current terms and conditions.

To participate in the share option exchange program, you must properly complete and sign the election form and return it to Dana Maor before the offer expires (currently expected to be 5:00 p.m., Eastern Daylight Time, on December 24, 2008) by facsimile at +972-3-7679599, by e-mail PDF to repricing@radvision.com or by hand at RADVISION Ltd., 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel. If Dana Maor has not received your properly completed and signed election form before the offer expires, you will have rejected this offer and you will keep your current options.

This communication is an introduction to the offer, but does not describe the terms and conditions that apply.

Thank you.